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[ARMOR HOLDINGS, INC. LOGO]

ARMOR HOLDINGS, INC.                                      FOR IMMEDIATE RELEASE
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CONTACT:  Jonathan M. Spiller
          President & Chief Executive Officer
          904/741-5400

                   ARMOR HOLDINGS INC. REPORTS FIRST QUARTER
                   EARNINGS PER SHARE OF $0.16, UP 60 PERCENT
                         (INCLUDING NON-RECURRING GAIN)


Jacksonville, Florida (May 3, 1999) - Armor Holdings, Inc. [AMEX: ABE] announced today revenues and earnings for the three month period ended March 31, 1999. For the three months, revenues increased 37 percent to $26.8 million from $19.6 million in the same period last year. This increase is the result of a combination of acquisitions and internal growth. Net income for the three month period increased 54 percent to $2.7 million from $1.8 million last year, and includes a non-recurring gain of $0.5 million from the sale of the Company's equity in Mace Security International. Without this non-recurring gain, net income increased 36 percent to $2.4 million. Diluted earnings per share were $0.16 for the three month period ($0.14 before the non-recurring gain), compared to $0.10 for 1998.

Revenues in the ArmorGroup Services division were $12.8 million this quarter, up approximately 9 percent from the $11.8 million in the first quarter last year. Revenues in the Armor Holdings Products division increased 79 percent to $14.0 million from the $7.8 million reported last year.

Armor Holdings is a leading global provider of security risk management services to multi-national corporations and governmental agencies through our ArmorGroup Services division. Armor Holdings is also a leading manufacturer of security products for law enforcement personnel around the world through our Armor Holdings Products division. ArmorGroup Services provides sophisticated security planning and risk management, electronic security systems integration, consulting and training services, as well as intellectual property asset protection, business intelligence and investigative services. Armor Holdings Products manufactures and sells a broad range of high quality branded law enforcement equipment. Such products include ballistic resistant vests and tactical armor, less-than-lethal munitions, anti-riot products and narcotic identification kits.

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to the execution of acquisition strategies, the expansion of product lines and the increase of distribution networks and product sales. Armor Holdings, Inc.'s actual results could differ materially from those discussed in such forward-looking statements based on a variety of factors, including but not limited to, the actions of current and potential new competitors, changes in technology, adoption of new laws and regulations, the nature and amount of the company's revenues and expenses and overall economic conditions. Other risks are reflected in the Company's filings with the Securities and Exchange Commission.

            (See attached financial statement for more information)

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ARMOR HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share amounts)


                                                  Three Months Ended

                                             March 31, 1999      March 31, 1998
                                             --------------      --------------

REVENUES:
  Services                                      $12,815            $11,800
  Products                                       14,025              7,835
                                             --------------      --------------
Total Revenues                                  $26,840            $19,635
                                             --------------      --------------

COSTS AND EXPENSES:
  Cost of sales                                  16,290             13,601
  Operating expenses                              6,493              3,454
  Amortization                                      379                228
  Equity in earnings of investees                  (140)              (155)
  Interest (income) expense, net                    (44)              (242)
                                             --------------      --------------
Operating income                                  3,862              2,749

Other income                                        513                 --
                                             --------------      --------------
INCOME BEFORE PROVISION FOR
  INCOME TAXES                                    4,375              2,749
PROVISION FOR INCOME TAXES                        1,636                975
                                             --------------      --------------
NET INCOME APPLICABLE TO
  COMMON SHAREHOLDERS                            $2,740             $1,774
                                             ==============      ==============
BASIC EARNINGS PER SHARE                         $ 0.17             $ 0.11
                                             ==============      ==============
DILUTED EARNINGS PER SHARE                       $ 0.16             $ 0.10
                                             ==============      ==============
WEIGHTED AVERAGE SHARES-BASIC                    16,284             16,037
                                             ==============      ==============
WEIGHTED AVERAGE SHARES-DILUTED                  17,476             17,154
                                             ==============      ==============




           See notes to condensed consolidated financial statements.